$350mm Merrill Lynch Auto Trust
Class A Lead:  ML  Co's:  JP/Wach
Class B/C Lead:  ML

		M/S&P/F	WAL	Exp	Lgl	Bench/Spr	Yld	Price	Cpn
A1	67.900	P-1/A-1+/F1	0.28	2/09	8/09	iLbr + 8		100.0	2.91653
A2a	58.200	Aaa/AAA/AAA	0.98	12/09	12/10	EDSF +115	4.314	99.99467	4.27
A2b	24.000	Aaa/AAA/AAA	0.98	12/09	12/10	1mLr +115		100.0
A3a	50.400	Aaa/AAA/AAA	1.98	2/11	3/12	EDSF +190	5.570	99.98821	5.50
A3b	46.000	Aaa/AAA/AAA	1.98	2/11	3/12	1mLr +190		100.0
A4a	32.880	Aaa/AAA/AAA	3.05	2/12	4/15	ISwps +220	6.237	99.97959	6.15
A4b	30.000	Aaa/AAA/AAA	3.05	2/12	4/15	1mLr +220		100.0
B	23.384	Aa1/A+/A+	3.85	9/12	4/15	ISwps +575	9.974	90.34652	6.75
C	16.189	Baa3/BBB/BBB	4.41	5/13	4/15	ISwps +850	12.819	81.82324	7.11

All Notes are Public
The A1 - B Notes are ERISA Eligible. The Class C Note is not ERISA
Eligible. Initial AAA C/E:  14.25%
Pricing Speed 1.10ABS to Maturity
Settle: Fri July 25

The issuer has filed a registration statement (including a prospectus)
with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the toll-free number at 1-866-500-5408.

A written prospectus may also be obtained from your Merrill Lynch sales representative, from Merrill Lynch, Pierce, Fenner & Smith Incorporated,
4 World Financial Center, FL 07, New York NY or, in Canada, from Merrill Lynch CanadaInc., 181 Bay Street-Suite 400, Toronto, Ontario M4T 2A9.